Exhibit 99.1
                                                              ------------

                 Touchstone Applied Science Associates Inc.
                            4 Hardscrabble Heights
                           Brewster, NY  10509-0382



For further Information:


At TASA:                                  At The Investor Relations Company:
Andrew L. Simon, President & CEO          Mike Arneth or Brien Gately
845-277-8100                              847-296-4200
asimon@tasa.com                           marneth@tirc.com or bgately@tirc.com


FOR IMMEDIATE RELEASE

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES
                   TO ACQUIRE ACHIEVEMENT DATA, INC.

       *    Excellent Fit Into TASA's K-12 Assessment Business
       *    Pro Forma FY 2005 Revenues Should Approach $15 Million
       *    Transaction to be Accretive to Fiscal 2006 Earnings

Brewster, NY, June 20, 2005 - Touchstone Applied Science Associates, Inc. (OTCBB: TASA) announced today that it has reached a definitive agreement to acquire Achievement Data, Inc., (ADI) of Minneapolis,
Minnesota.   ADI, which provides on-line testing capabilities to state
testing programs and also offers an electronic testing engine, will continue to be based in Minneapolis.

"ADI is a logical fit into TASA's business," said Andrew L. Simon, TASA president and chief executive officer. "This acquisition is consistent with our long-term strategy to aggressively compete in the K-12 assessment market by providing superior products and services. ADI's proprietary technology will further enhance TASA's ability to provide our customers with a positive experience.

"The ADI acquisition will allow all of TASA's operating units to serve the entire spectrum of customer needs. If a customer wants all electronic testing, we will be able to provide it. Similarly if they prefer a hybrid of electronic and paper and pencil testing, we can provide that as well. Of course, we will continue to provide paper and pencil testing with scoring services," Simon added.

TASA said it intends to integrate the staff of ADI into its operations. The integration is expected to be smooth and relatively rapid because
ADI shares similar values and visions with TASA. Further, ADI and TASA have worked together on projects over the past several years and are well acquainted with each other's operations. As a result, TASA expects to realize significant synergies.

"We are excited about becoming part of the TASA organization," said
ADI president and chief executive officer Martin Borg. "The strength of the TASA organization will allow us to grow faster than we could as an independent organization. At the same time we believe our technology will enhance TASA's competitive position."

ADI currently provides on-line capabilities to the testing programs of two states. Additionally, it provides an electronic testing engine for use by four other customers.

Simon noted the ADI acquisition will have an immediate impact. "We are in the process of bidding on testing program services in several states new to TASA. The additional capabilities of ADI will enable us to offer its current and new proprietary assessment products in an electronic format. This additional flexibility can only strengthen our position."

ADI should have a positive impact on TASA's financial results in the short term. On a pro forma basis, revenues in fiscal 2005 should approach $15 million. Additionally, the ADI transaction is expected to be accretive to TASA's earnings in Fiscal 2006, which begins November 1, 2005.

TASA indicated the transaction is scheduled to be completed on July 1, 2005, subject to the satisfaction of certain closing conditions.

TASA, based in Brewster, N.Y., designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. TASA also provides scanning, scoring and reporting services for all of its tests to states, schools and districts as well as to third parties. Through its custom assessment unit, the company provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers. Visit the company's website at www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.

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